Exhibit 10.6

201 Broadway, 6th Floor
Cambridge, MA 02139
617.551.4700
617.551.4701 Fax
Radiuspharm.com

March 23, 2012

Michael Franken, M.D.

68 W. Cedar Street, #1

Boston, MA 02114

Dear Mike:

It is my pleasure to offer you the position of Senior Vice President, Chief Business Officer at Radius Health, Inc. (the “Company”).  As you know, I am excited about the contributions that I expect you will make to the success of the Company.  Accordingly, if you accept this offer, you would start at the Company on March 26, 2012 (the “Start Date”).  This offer may be accepted by you by countersigning where indicated at the end of this letter and returning the countersigned letter to the Company.

Duties and Extent of Service

As Senior Vice President, Chief Business Officer, you will report to me and you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties that may be assigned to you from time to time.  As you know, your employment will be contingent upon your agreeing to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein that the Company may adopt from time to time, and your execution of the Company’s NDA (as defined below).

Compensation and Benefits

You will earn an annual base salary of $275,000 (the “Annual Base Salary”), or $11,458.34 per semi-monthly pay period, payable in accordance with the Company’s normal payroll procedures, minus applicable taxes and withholdings.  Such Annual Base Salary may be adjusted upward from time to time in accordance with normal business practice and in the sole discretion of the Company.  You will also be eligible for a performance-based annual bonus opportunity of up to 30% of your annual base salary (the “Annual Bonus”).

You will be entitled to four weeks paid vacation annually in accordance with the Company’s vacation policy.  You will also be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available by the Company to its employees.

Stock Options

At the first meeting of the Company’s Board of Directors following your Start Date (subject to the Company’s receipt of an independent valuation of the fair market value of the Common Stock (as defined below)), I will recommend to the Board of Directors that you be granted a stock option (the “Option”) to purchase 70,000 shares of the Company’s common stock (the “Common Stock”) at a price per share equal to the fair market value of the Common Stock on the date of grant (the “Grant Date”), as determined by the Board.  This offer is contingent upon approval by the Board of Directors of your Option grant specifically.  Promptly after the Grant Date, the Company and you will execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof.  As you know, the Option shall be subject to, and governed by, the terms and provisions of the Radius Health, Inc. 2011 Equity Incentive Plan (the “Plan”) and your stock option agreement, including the vesting terms set forth therein (which vesting schedule shall be calculated with a commencement date equal to the Start Date).

Nondisclosure, Developments and Non-Competition

As you know, prior to commencing employment with the Company, all employees are required to sign, and it is a condition to the effectiveness of this letter and your commencing employment with the Company that you sign, a copy of the Company’s standard Nondisclosure, Developments, and Non-Competition Agreement (the “NDA”).  The Company will ask you to sign the NDA after you have signed and returned this letter and prior to or on your Start Date.

Term and Termination

a.             Term; At-Will Employment.  The term of this letter will commence upon the Start Date.  This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice, subject to the severance provisions set forth below.  At-will employment also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of Company, except as otherwise expressly set forth herein.  This letter embodies our complete agreement with respect to the circumstances under which your employment may be terminated, and supersedes and replaces all prior or contemporaneous inconsistent agreements.  The “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express written agreement signed by you and an authorized representative of the Company.

b.             Termination Upon Death or Disability.  Your employment will terminate automatically upon your death.  If the Company determines in good faith that your Disability, as defined below, has occurred during the term of this letter, it may give you written notice of its intention to terminate your employment.  In such event, your employment will terminate effective on the 30th day after you receive such notice, provided that, within the 30 days after such receipt, you will not have returned to full-time performance of your duties.  For purposes of this letter, “Disability” shall mean your inability to perform the essential duties of your job on a full-time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.  Upon termination as the result of Disability, the Company shall have no further obligations to you other than to pay your earned but unpaid salary and accrued, unused vacation time through the date of termination (the “Accrued Obligations”).

c.             Termination for Cause or without Good Reason.  The Company may terminate your employment at any time during the term of this letter for Cause (as defined below), and you may resign from employment without Good Reason (as defined below), and the Company will have no further obligations to you other than to pay your Accrued Obligations.

d.             Termination without Cause or for Good Reason.  The Company may terminate your employment at any time during the term of this letter without Cause (which will not include termination due to Disability), or you may terminate your employment with Good Reason (as defined below) within 90 days following an event that constitutes Good Reason, by notifying the other party in writing of its/your intent to terminate your employment without Cause or for Good Reason, and you will be entitled to receive, in addition to your Accrued Obligations and subject to subsection (e) regarding the execution and non-revocation of a Release:

(i)            Any unpaid Annual Bonus that the Board has determined to award you for performance in the prior calendar year, which amount, if any, shall be paid on the First Payment Date (as defined below);

(ii)           A pro-rata Annual Bonus for the calendar year in which your employment terminates through the date of your termination if the Board determines to award you an Annual Bonus for such calendar year, which amount, if any, shall be paid on the later of (A) the First Payment Date, or (B) the date of the next regular payroll payment date after the Board determines to pay you such pro-rata Annual Bonus;

(iii)          An aggregate amount equal to 9/12 of your annual base salary (in effect at the termination of your employment), which amount shall be paid over the nine-month period following the date of termination of your employment in accordance with the Company’s normal payroll procedures;

(iv)          Direct payment to the carrier for or reimbursement to you for the premiums necessary for you to continue to participate in the Company’s then applicable group medical plan, as it may be changed from time to time, for the six-month period immediately following your termination; and

(v)           In the event such termination occurs within twelve (12) months immediately following a Change of Control (as defined in the Plan, except that clause (d) of such definition shall not constitute a Change of Control), (y) vesting acceleration of all outstanding equity awards of the Company held by you, and (z) in lieu of any potential payment under clause (ii) above, a pro-rata Annual Bonus for the calendar year in which your employment terminates through the date of your termination, based upon the target amount of your Annual Bonus for such calendar year, which amount shall be paid on the later of (A) the First Payment Date, or (B) the date that the Company pays annual bonuses to its other, similarly situated employees, in respect of performance during such calendar year, but in no event later than March 15 of the calendar year following the year in which your employment terminates.

For purposes of this letter, “Cause” means: (i) your commission of an act of fraud, embezzlement or theft against the Company; (ii) your conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties as an employee of the Company; (iv) your material breach of the terms of this letter or any other material agreement between you and the Company; or (v) your gross negligence, willful misconduct or any other act of willful disregard for the Company’s best interests.  In order for a termination of employment by the Company to be considered to have been made for Cause, the Company must first provide you with notice of its intent to terminate you for Cause, which notice will provide a detailed explanation of what events triggered Cause, and you must fail to cure such Cause events, to the extent curable, within 10 days following the date of such notice; provided, that if you trigger Cause with respect to an event that is similar to an event that you cured within the prior six months, then the Company will not be required to provide you with an opportunity to cure the subsequent event.

For purposes of this letter, “Good Reason” means, without your written consent: (i) any failure by the Company to comply with any of the provisions of this letter relating to Annual Base Salary, Annual Bonus or equity compensation under this letter, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Company promptly after receipt of written notice thereof from you; (ii) a material diminution in your duties, responsibilities or authority; (iii) the imposition by the Company of any requirement that you relocate your office to a location greater than a 30 mile distance from the Company’s current offices at 201 Broadway, Cambridge, MA, 02139 and (iv) a material breach by the Company of any material written agreement between the Company and you.  In order for a termination of employment by you to be considered to have been made for Good Reason, you must first provide the Company with notice of your intent to resign for Good Reason, which notice will provide a detailed explanation of what events triggered Good Reason, and the Company must fail to substantially cure such Good Reason events within 30 days following the date of such notice.

e.             Release of Claims.  Notwithstanding the foregoing or anything else contained in this letter to the contrary, prior to the payment by the Company of the termination payments and benefits provided for in this letter as the result of a termination of your employment, and as a condition to such payments, you must sign and not revoke a general release of all potential claims you may have against the Company or any of its affiliates in the form provided to you by the Company (the “Release”), which Release must be signed on or following the date of termination of your employment and become effective within thirty (30) days following the date of such termination.  For purposes of this letter, the “First Payment Date” means the first normal payroll payment date of the Company falling on or after the thirtieth (30th) day after the date of termination of your employment with the Company and notwithstanding anything in this letter to the contrary, any severance payments that would have been paid before the First Payment Date, will be paid on the First Payment Date and the vesting acceleration provided above will not occur until the date the Release becomes effective.

Full Services to Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company.

No Conflicting Obligation and Obligations

You represent and warrant that the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at an time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services.

Contingencies

This offer, and any employment pursuant to this offer, is conditioned upon the following:

a.                                      Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America prior to your commencement of employment by the Company.

b.                                      Your consent to, and results satisfactory to the Company of, reference and background checks.

c.                                       Your signature of the NDA.

By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee.

I am pleased on behalf of the Company to extend this offer to have you join us.  This is an exciting time for the Company and we would be delighted to have you as part of our organization.

Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely,

/s/ Michael S. Wyzga

Michael S. Wyzga
Chief Executive Officer

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Dated this 27 day of March, 2012

/s/ Michael Franken
Michael Franken, M.D.